EXHIBIT 99

Granite City Food & Brewery® Reports 22.4% Increase in Revenue in First Quarter 2013

Cadillac Ranch and New Granite City Locations Continue to Spur Sales Growth

MINNEAPOLIS May 13, 2013 — Granite City Food & Brewery Ltd. (OTCQB: GCFB), a casual dining restaurant group, today reported results for the first quarter ended April 2, 2013.

Highlights were as follows:

•                  Total restaurant sales increased 22.4% to $35.0 million for the first quarter of 2013 from $28.6 million in the first quarter of 2012

•                  Same store sales (SSS) increased 2.7% in the first quarter of 2013 over the first quarter of 2012

•                  Restaurant-level Income Before Occupancy (“IBO”) increased $1.3 million in the first quarter of 2013 over the first quarter of 2012 to $8.6 million, an increase of 17.6%

•                  Company recorded approximately $2.2 million in Adjusted EBITDA in the first quarter of 2013 compared to $1.6 million in the first quarter of 2012

“We are excited to remain one of the industry leaders in same store sales and guest traffic during the quarter,” commented Rob Doran, CEO.  “The first quarter was especially gratifying when compared to last year when we benefited from the Super Bowl in Indianapolis.  Not only is our current base of stores performing well throughout the system, we are also seeing tremendous sales figures at our two new prototype stores in Troy, Michigan and Franklin, Tennessee.  Both restaurants are surpassing our expectations and proving to be the strongest performing restaurants in the Granite City chain.  The first quarter got us off to a great start for 2013 and we look to maintain positive momentum throughout the year with our upcoming openings in Indianapolis and Cleveland.”

First Quarter 2013 Financial Results

Total revenue for first quarter 2013 increased by 22.4% to $35.0 million compared to $28.6 million for the first quarter of 2012.  This increase was the result of the additional week in the first quarter of 2013 as well as having three additional locations in operation in the first quarter of 2013 compared to that of 2012.  Comparable restaurant revenue, which includes restaurants which we have operated for over 18 months, increased 2.7%.  Total cost of sales before occupancy was $26.3 million in the first quarter of 2013 or 75.3% of revenue compared to prior year first quarter cost of sales before occupancy of $21.2 million or 74.3% of revenue.

General and administrative expenses were $2.8 million or 7.9% of revenue for the first quarter of 2013 compared to $2.5 million or 8.9% of revenue for the first quarter of 2012.  This decrease in general and administrative expense as a percent of revenue was primarily attributable to the larger sales base associated with our additional restaurants and the additional fiscal week in the first quarter of 2013.  We believe that the benefit of restaurant, menu and food upgrades, and future restaurant unit growth will help to further reduce general and administrative expenses as a percentage of revenue.

The net loss for the first quarter of 2013 was $0.4 million compared to a net loss of $1.2 million in the first quarter of 2012.  Net loss per share available to common shareholders was $(0.08) and $(0.30) for the first quarters of 2013 and 2012, respectively.  Net loss per share available to common shareholders in the first quarters of 2013 and 2012 included $(0.03) and $(0.04) attributable to a declared dividend on preferred stock, respectively.  Weighted average shares outstanding in the first quarters of 2013 and 2012 were 8.1 million and 4.8 million, respectively.

Outlook

Guidance for fiscal year 2013 is as follows:

•                  Net sales are anticipated to be between $130 million and $140 million.

•                  Adjusted EBITDA is expected to be between $8.5 million and $9.5 million. As the reconciliation table below indicates, we derive EBITDA by adding back the following items to operating loss: net interest expense, disposal and exit activities and any related gain or (loss), depreciation and amortization, acquisition cost, pre-opening costs, termination costs, property write-off costs, non cash compensation and any provision for income taxes.  Since the company has many capital leases, we further reduce EBITDA for the difference between the fixed rent recorded and the actual amount paid for rent expense to generate Adjusted EBITDA.

First Quarter 2013 Conference Call

The company will host a conference call to discuss its first quarter financial results on Tuesday, May 14, 2013 at 10:00 a.m. Central Time.  The call may be accessed by calling 1-855-214-4066 and referencing code 21657213.  A replay of the call will be available for 30 days and may be accessed by calling 1-800-633-8625 and entering replay code 21657213.

About Granite City

Granite City Food & Brewery Ltd. develops and operates two casual dining concepts:  Granite City Food & Brewery and Cadillac Ranch All American Bar & Grill.  Granite City Food & Brewery is a polished casual American restaurant that features a great dining experience with affordable, high-quality menu items prepared from made-from-scratch recipes, served in generous portions.  There is a brewery onsite, serving hand-crafted and micro brews.  Granite City opened its first restaurant in 1999 and is expanding nationwide; there are currently 28 Granite City restaurants in 13 states.  Cadillac Ranch restaurants feature freshly prepared, authentic, All-American cuisine in a fun, dynamic environment.  Its patrons enjoy a warm, Rock N’ Roll inspired atmosphere, with plenty of room for friends, music and dancing.  The Cadillac Ranch menu is diverse with offerings ranging from homemade meatloaf to pasta dishes, all freshly prepared using quality ingredients.  The Company purchased its first Cadillac Ranch in November 2011 and has since purchased five additional Cadillac Ranch restaurants along with its intellectual property.  The Company currently operates six Cadillac Ranch restaurants in five states.  Additional information about Granite City Food & Brewery can be found at www.gcfb.com.

Forward-Looking Statements, Non-GAAP Financial Measurements and Adjusted Financial Measures

Certain statements made in this press release of a non-historical nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated.  Such factors include, but are not limited to, changes in economic conditions, changes in consumer preferences or discretionary consumer spending, a significant change in the performance of any existing restaurants, our ability to continue funding our operations and meet our debt service obligations, and the risks and uncertainties described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2013.

Additionally, this press release contains certain non-GAAP financial measures, including references to restaurant-level IBO, company-wide EBITDA and adjusted EBITDA.  As compared to the nearest GAAP measurement for our company, restaurant-level IBO represents revenue less cost of food, beverage, retail, labor and direct restaurant operating expenses.  We use restaurant-level IBO and restaurant-level IBO as a percentage of revenue as internal measurements of restaurant-level operating performance. Restaurant-level IBO as we define it may not be comparable to similar measurements used by other companies and is not a measure of performance or liquidity presented in accordance with GAAP.  We believe that restaurant-level IBO is an important component of our financial results because it is a widely used measurement within the restaurant industry to evaluate restaurant-level productivity, efficiency, and performance.  We use restaurant-level IBO as a means of evaluating our restaurants’ financial performance compared with our competitors. As compared to the nearest GAAP measurement for our company, company-wide EBITDA represents operating income (loss) with the add-back of depreciation and amortization, net loss (gain) on disposal of assets and exit or disposal costs. We use company-wide EBITDA as a way to measure our overall internal operational performance without restaurant closings and as a means of evaluating our financial performance compared with our competitors.  As compared to the nearest GAAP measurement for our company, adjusted EBITDA represents operating income (loss) with the add-back of net interest expense, disposal and exit activities and any related gain or (loss), depreciation and amortization, acquisition cost, pre-opening costs, termination costs, property write-off costs, non cash compensation and any provision for income taxes, and further adjusts for the difference between the amount of fixed rent recorded on the statements of operations and the actual amount paid for rent expense.  We use adjusted EBITDA as a way to measure our overall internal operational performance without restaurant openings and/or closings and as a means of evaluating our restaurants’ financial performance compared with our competitors.  These non-GAAP measurements should not be used as substitutes for net loss, net cash provided by or used in operations or other financial data prepared in accordance with GAAP. Schedules of reconciliations of restaurant-level IBO, company-wide EBITDA and adjusted EBITDA for the first quarter of 2013 and 2012 are provided herein.

Finally, in order to provide supplemental results of operations information, we have included certain adjusted financial measures. In particular, we have presented various financial metrics for comparable restaurants, which are those restaurants that we have operated for more than 18 months, and our new restaurants which are those restaurants that we have operated for 18 months or less.  The contributions of these groups of restaurants to company-wide performance are set forth herein.

Contacts:	Robert J. Doran	James G. Gilbertson

	Chief Executive Officer	Chief Financial Officer

	(952) 697-2393	(952) 215-0676

Granite City Food & Brewery Ltd.

Condensed Consolidated Statements of Operations

	Fourteen Weeks Ended	Thirteen Weeks Ended
	April 2, 2013	March 27, 2012

Restaurant revenue	$34,961,454	$28,570,000

Cost of sales:
Food, beverage and retail	9,538,437	7,621,653
Labor	11,296,433	9,377,433
Direct restaurant operating	5,492,809	4,228,618
Occupancy	2,640,146	2,370,502
Cost of sales	28,967,825	23,598,206

General and administrative	2,751,121	2,528,694
Depreciation and amortization	1,980,106	1,769,131
Pre-opening	406,047	234,489
Acquisition costs	31,568	364,680
Loss on disposal of assets	55,764	27,878
Exit or disposal activities	16,788	16,885
Total costs and expenses	34,209,219	28,539,963
Operating income	752,235	30,037

Interest:
Income	—	23
Expense on long-term debt and line of credit	(240,722)	(300,118)
Expense on capital leases	(959,298)	(941,253)
Net interest expense	(1,200,020)	(1,241,348)

Net loss	$(447,785)	$(1,211,311)

Loss per common share, basic	$(0.08)	$(0.30)

Weighted average shares outstanding, basic	8,098,713	4,752,308

Selected Balance Sheet Information

	April 2, 2013	December 25, 2012

Cash	$2,010,229	$2,566,034
Current assets, including cash	$5,530,083	$5,905,523
Total assets	$71,299,829	$71,766,785
Current liabilities	$14,601,386	$14,811,246
Total liabilities	$70,292,546	$70,258,483
Shareholders’ equity	$1,007,283	$1,508,302

Non-GAAP Reconciliations Q1 2013 Results

	Comparable Restaurants	% of Sales	New Restaurants	% of Sales	Total for All Restaurants As Reported	% of Sales

Restaurant revenues	$26,022,442	100%	$8,939,012	100%	$34,961,454	100%

Cost of sales:
Food, beverage and retail	7,105,600	27.3%	2,432,837	27.2%	9,538,437	27.3%
Labor	8,703,767	33.4%	2,592,666	29.0%	11,296,433	32.3%
Direct restaurant operating expenses	3,966,550	15.2%	1,526,259	17.1%	5,492,809	15.7%

Restaurant-level IBO*	$6,246,525	24.0%	$2,387,250	26.7%	$8,633,775	24.7%

Occupancy					2,640,146	7.6%
General and administrative					2,751,121
Pre-opening					406,047
Acquisition costs					31,568

Company-wide EBITDA*					2,804,893	8.0%

Depreciation and amortization					1,980,106
Exit or disposal activities, other					72,552

Operating loss					752,235

Interest:
Income					—
Expense on long-term debt and line of credit					(240,722)
Expense on capital leases					(959,298)
Net interest expense					(1,200,020)

Net loss					$(447,785)

Non-GAAP Reconciliations Q1 2013 Adjusted EBITDA

Net loss	$(447,785)

Net interest expense	1,200,020
Exit or disposal activities, other	72,552
Depreciation and amortization	1,980,106
Acquisition costs	31,568
Pre-opening	406,047
Termination/contract negotiation/property write-off costs	106,165
Share-based compensation	45,081
Lease adjustment	(1,152,564)
Adjusted EBITDA*	$2,241,190

*See accompanying disclosure regarding use of non-GAAP financial measures.

Certain percentages may not foot due to rounding.

Non-GAAP Reconciliations Q1 2012 Results

	Comparable Restaurants	% of Sales	New Restaurants	% of Sales	Total for All Restaurants As Reported	% of Sales

Restaurant revenues	$23,529,321	100%	$5,040,679	100%	$28,570,000	100%

Cost of sales:
Food, beverage and retail	6,310,943	26.8%	1,310,710	26.0%	7,621,653	26.7%
Labor	8,136,014	34.6%	1,241,419	24.6%	9,377,433	32.8%
Direct restaurant operating expenses	3,454,512	14.7%	774,106	15.4%	4,228,618	14.8%

Restaurant-level IBO*	$5,627,852	23.9%	$1,714,444	34.0%	$7,342,296	25.7%

Occupancy					2,370,502	8.3%
General and administrative					2,528,694
Pre-opening					234,489
Acquisition costs					364,680

Company-wide EBITDA*					1,843,931	6.5%

Depreciation and amortization					1,769,131
Exit or disposal activities, other					44,763

Operating loss					30,037

Interest:
Income					23
Expense on long-term debt and line of credit					(300,118)
Expense on capital leases					(941,253)
Net interest expense					(1,241,348)

Net loss					$(1,211,311)

Non-GAAP Reconciliations Q1 2012 Adjusted EBITDA

Net loss	$(1,211,311)

Net interest expense	1,241,348
Exit or disposal activities, other	44,763
Depreciation and amortization	1,769,131
Acquisition costs	364,680
Pre-opening	234,489
Share-based compensation	81,050
Lease adjustment	(954,978)
Adjusted EBITDA*	$1,569,172

*See accompanying disclosure regarding use of non-GAAP financial measures.

Certain percentages may not foot due to rounding.